EXHIBIT 99.A

News

El Paso Corporation Successfully Remarkets Senior Notes due August 16, 2007

HOUSTON, TEXAS, June 28, 2005—El Paso Corporation (NYSE: EP) announced today that it has successfully remarketed $272,102,000 aggregate principal amount of its Senior Notes due August 16, 2007, through a Rule 144A offering with registration rights. The notes originally bore interest at 6.14% per annum and formed a portion of El Paso’s outstanding 9.00% equity security units, which were issued in June 2002. Interest on the remarketed notes will accrue from May 16, 2005 at 6.14%, and will be reset to 7.625% per year effective on and after the closing of the remarketing, which is expected to occur on or about July 1, 2005. The notes were remarketed at a price of 101.710%, with a yield to maturity of 7.205%, and upon closing of the remarketing, will no longer be a part of the equity security units. El Paso will pay interest on the remarketed notes quarterly on February 16, May 16, August 16, and November 16 of each year.

The notes are senior unsecured obligations of El Paso Corporation, which rank equally in right of payment with its other existing and future unsecured senior indebtedness and are not guaranteed by any affiliates of El Paso Corporation.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 as amended and to persons outside the United States under Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.